AMENDMENT

To

Amended and Restated Transfer Agency and Service Agreement

Between

DST Asset Manager Solutions, Inc.

and

Pacific Investment Management Company LLC

This amendment dated December 20, 2019 (the “Amendment”) is made by the parties to the Amended and Restated Transfer Agency and Service Agreement entered into on May 14, 2015, as amended, (the “Agreement”) between Pacific Investment Management Company LLC (the “Administrator”) on behalf of PIMCO Funds, PIMCO Variable Insurance Trust, PIMCO Equity Series, PIMCO Equity Series VIT and PIMCO Managed Accounts Trust (the “Trusts”) and DST Asset Manager Solutions, Inc. (formerly known as Boston Financial Data Services, Inc.) (the “Transfer Agent”). Capitalized terms used in this Amendment without definition shall have the respective meanings given to such terms in the Agreement.

WHEREAS, pursuant to the Agreement, the Administrator has appointed the Transfer Agent as transfer agent, dividend disbursing agent and agent in connection with certain other activities, as set forth in the Agreement for the Trusts and their respective Portfolios; and

WHEREAS, in accordance with Section 16.1 of the Agreement, the Administrator and the Transfer Agent desire to amend certain provisions of the Agreement to reflect additional services to be performed by the Transfer Agent for the Trusts.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, the sufficiency of which is hereby acknowledged, the Administrator and the Transfer Agent hereby agree to amend the Agreement pursuant to the terms thereof, as follows:

1.	Section 1.2 (Additional Services). Section 1.2 of the Agreement is amended as follows:

By adding the following new subsection 1.2(v):

“(v) Senior and Vulnerability (“SVI”) Review Services. The Transfer Agent will perform the SVI Review Services set forth on the attached schedule (“Schedule 1.2(v)” entitled “SVI Review Services”).”

2.

Schedule 1.2(v) (SVI Review Services). The Agreement is hereby amended to add new Schedule 1.2(v) entitled “SVI Review Services,” which is attached to this Amendment and incorporated into the Agreement hereby.

3.	Schedule 3.1. (Fees and Expenses) Schedule 3.1 to the Agreement is hereby amended to add the additional fees set forth on Appendix 1 to this Amendment.

4.	Effectiveness. Upon its execution, this Amendment shall be effective as of December 16, 2019.

5.

Recitals Incorporated; Definitions. The foregoing recitals are true and correct and by this reference are incorporated herein. All capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

6.	Schedules Incorporated. All schedules referenced in this Amendment are incorporated herein and into the Agreement hereby.

7.	Continuing Provisions of the Agreement. Except as otherwise specifically set forth in this Amendment, all other terms of the Agreement shall remain unchanged and continue in full force and effect.

8.

Counterpart Signatures. This Amendment may be executed in any number of counterpart signatures with the same effect as if the parties had all signed the same document. All counterpart signatures shall be construed together and shall constitute one agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC.

By:	/s/ Peter Strelow

Name: Peter Strelow

Title: Managing Director

DST ASSET MANAGER SOLUTIONS, INC.

By:	DocuSigned by: /s/ Rahul Kanwar

Name:	Rahul Kanwar

Title:	Authorized Representative

SCHEDULE 1.2(v)

SVI REVIEW SERVICES

Transfer Agent Responsibilities.

1.	Reports. The Transfer Agent will produce the following systematic daily reports:

a.

Financial Activity on a Dormant Account. Identifies accounts where the shareholder is aged 65 or older, has two or more redemptions within 90 calendar days, and had no financial activity for the previous 360 calendar days (other than dividends, capital gains and required minimum distributions (RMDs)).

b.

On-Line Redemption. Identifies accounts where the shareholder is aged 65 or older and has a redemption greater than or equal to $1,500 where the transaction originated through FANWeb or Audio Response.

c.

Maintenance Followed by Rapid Depletion of Account. Identifies accounts where the shareholder is aged 65 or older, and there have been two or more redemptions, and a power of attorney (“POA”) or new authorized signer was added to the account within the past 60 days.

d.	Shareholder Adding Joint Owner, POA or Conservator to Account. Identifies accounts that had a maintenance or transfer from a single account to an account with a Joint Owner, POA or Conservator.

e.

Elder Exploitation / Vulnerable Adult Heightened Monitoring. Identifies financial (redemptions) and non-financial activity on an account on the Elder Exploitation / Vulnerable Adult Heightened Monitoring list. The Elder Exploitation / Vulnerable Adult Heightened Monitoring list shall refer to activity on those accounts that have been identified by Transfer Agent or the Administrator as requiring heightened surveillance under one of the categories described in Paragraph a. through Paragraph d. of this Section 1.

2.

Reviews. The Transfer Agent will perform daily monitoring of the reports and an analysis of transactions for unusual activity based on the written guidelines for suspicious activity maintained by the Transfer Agent that have been made available to the Administrator. Following its review, the Transfer Agent will take the following actions:

a.	If no suspicious activity is observed in its review, the Transfer Agent will add comments in AWD with respect to those reviewed items.

b.	If activity is identified that appears suspicious or questionable, the Transfer Agent will escalate the particular items to the Administrator for review and further instruction.

c.	Once an item is escalated to the Administrator, the Transfer Agent will take such further actions with respect to the account as directed by the Administrator.

d.

If a Suspicious Activity Report (SAR) needs to be made with respect to any activity reviewed, the Transfer Agent will prepare and send the documentation to the Administrator for review and approval prior to filing.

In providing the foregoing SVI Review Services, the Transfer Agent agrees to carry out such services in accordance with the Standard of Care under the Agreement. The Administrator acknowledges that the Transfer Agent is not providing any guarantee or warranty that the SVI Review Services will identify all fraudulent activity in shareholder accounts in the Trusts or Portfolios. The Administrator further acknowledges and agrees that the Transfer Agent shall not be responsible for losses resulting from the fraudulent actions of third parties.